EXHIBIT 3.1, 4.1

ARTICLES OF AMENDMENT TO THE

RESTATED ARTICLES OF INCORPORATION

OF

ZIONS BANCORPORATION

Pursuant to the authority vested in the Board of Directors of Zions Bancorporation, a Utah corporation (the “Corporation”), by and through the Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), of the Corporation, as permitted by Sections 16-10a-602, 16-10a-1002 and 16-10a-1006, et seq. of the Utah Revised Business Corporation Act (the “UBCA”), the Board of Directors of the Corporation hereby adopts these Articles of Amendment to the Articles of Incorporation, without shareholder action, dated effective as of June 14, 2010. Shareholder action was not required.

1.	The name of the Corporation is Zions Bancorporation.

2.	By this amendment (the “Amendment”), Article VIII of the Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

Section 1. Authorized Shares. The aggregate number of shares of capital stock which this Corporation shall have authority to issue is 354,400,000, divided into two classes as follows:

(A)	350,000,000 shares of Common Stock, without par value, which shares shall be entitled to one vote per share; and

(B)	4,400,000 shares of Preferred Stock, without par value.

The Board of Directors of this Corporation is expressly vested with the authority to determine, with respect to any class of Preferred Stock, the dividend rights (including rights as to cumulative, noncumulative or partially cumulative dividends) and preferences, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any such class of Preferred Stock. As to any series of Preferred Stock, the Board of Directors is authorized to determine the number of shares constituting such series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

The Board of Directors of this Corporation is expressly vested with the authority to divide the above-described class of Preferred Stock into series and to fix and determine the variations in the relative rights and preferences of the shares of Preferred Stock of any series so established, including, without limitation, the following:

(i)	the rate of dividend;

(ii)	the price at and the terms and conditions on which shares may be redeemed;

(iii)	the amount payable upon shares in event of involuntary liquidation;

(iv)	the amount payable upon shares in event of voluntary liquidation;

(v)	sinking fund provisions for the redemption or purchase of shares;

(vi)	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

(vii)	such other variations in the relative rights and preferences of such shares which at the time of the establishment of such series are not prohibited by law.

Section 2. Definitions.

As used in Sections 1 – 5 and Section 7 of this Article VIII:

“2 Year Treasury Rate” means, with respect to any Series E Interest Reset Date, the mid-market yield-to-maturity (expressed as a percentage per annum) of the current “on the run” United States Treasury with a period to maturity equal to two years which appears on the Reuters Screen 500 Page as of 11:00 a.m. (New York City time) on that Series E Interest Reset Date. If such rate does not appear on the Reuters Screen 500 Page or if the Reuters Screen 500 Page is not available on any Series E Interest Reset Date, the 2 Year Treasury Rate will be determined by the Series E Calculation Agent on the basis of the mid-market yields-to-maturity (expressed as a percentage per annum) of three leading primary United States government security dealers in New York City selected by the Series E Calculation Agent at approximately 11:00 a.m., New York City time, on such Series E Interest Reset Date. The Series E Calculation Agent will request the principal New York offices of five such government security dealers to provide a quotation of such mid-market yield-to-maturity (expressed as a percentage per annum). The Series E Calculation Agent will then eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). In such event, the 2 Year Treasury Rate with respect to such Series E Interest Reset Date will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such three remaining quotations. If the government security dealers selected by the Series E Calculation Agent are not quoting on any Interest Reset Date as described herein, the 2 Year Treasury Rate will be same as the 2 Year Treasury Rate determined for the immediately previous Series E Interest Reset Date. The Series E Calculation Agent’s calculation of the 2 Year Treasury Rate and calculation of the amount of dividends for each Series E Dividend Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series E Preferred Stock upon request and will be final and binding in the absence of manifest error.

“Business Day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Salt Lake City, Utah or New York City generally are authorized or required by law or executive order to close.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means (i) with respect to Series A Preferred Stock, the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized and issued over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Corporation, (ii) with respect to Series C Preferred Stock, the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized and issued over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, and (iii) with respect to Series E Preferred Stock, the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized and issued over which Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“London Business Day” means any day in which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Nonpayment” shall have the meaning set forth in Section 7(b)(v)(A) hereof.

“Parity Stock” (i) with respect to Series A Preferred Stock, means Series C Preferred Stock, Designated Preferred Stock (as defined in Section 6), Series E Preferred Stock and any other class or series of stock of the Corporation that ranks on par with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Corporation, (ii) with respect to Series C Preferred Stock, means Series A Preferred Stock, Designated Preferred Stock, Series E Preferred Stock and any other class or series of stock of the Corporation that ranks on par with Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Corporation, and (iii) with respect to Series E Preferred Stock, means Series A Preferred Stock, Series C Preferred Stock, Designated Preferred Stock and any other class or series of stock of the Corporation that ranks on par with Series E Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Corporation.

“Preferred Directors” shall have the meaning set forth in Section 7(b)(v)(A) hereof.

“Representative Amount” means, with respect to the determination of Three-Month LIBOR, an amount that, in the Series A Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters Screen 500 Page” means the displays so designated on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying the 2 Year Treasury Rate).

“Series A Calculation Agent” means Zions First National Bank or such other bank as may be acting as calculation agent for the Corporation with respect to Series A Preferred Stock.

“Series A Depositary Company” shall have the meaning set forth in Section 3(d)(iv) hereof.

“Series A Determination Date” means, with respect to any Series A Dividend Period, the second London Business Day immediately preceding the first day of such Series A Dividend Period.

“Series A Dividend Payment Date” shall have the meaning set forth in Section 3(c)(i) hereof.

“Series A Dividend Period” shall have the meaning set forth in Section 3(c)(i) hereof.

“Series A Preferred Stock” shall have the meaning set forth in Section 3(a).

“Series C Depositary Company” shall have the meaning set forth in Section 4(d)(iv) hereof.

“Series C Dividend Payment Date” shall have the meaning set forth in Section 4(c)(i) hereof.

“Series C Dividend Period” shall have the meaning set forth in Section 4(c)(i) hereof.

“Series C Preferred Stock” shall have the meaning set forth in Section 4(a).

“Series E Calculation Agent” means Zions First National Bank or such other bank as may be acting as calculation agent for the Corporation with respect to Series E Preferred Stock.

“Series E Calculation Date” means, with respect to each Series E Dividend Period that falls in between a Series E Redemption Date, the date that is the tenth calendar day after the related Series E Interest Reset Date, or, if that calendar day is not a Business Day, the next succeeding Business Day.

“Series E Depositary Company” shall have the meaning set forth in Section 5(d)(iv) hereof.

“Series E Dividend Payment Date” shall have the meaning set forth in Section 5(c)(i) hereof.

“Series E Dividend Period” shall have the meaning set forth in Section 5(c)(i) hereof.

“Series E Interest Reset Date” means any Series E Redemption Date.

“Series E Preferred Stock” shall have the meaning set forth in Section 5(a).

“Series E Redemption Date” shall have the meaning set forth in Section 5(d).

“Telerate Page 3750” means the display page so designated on the Moneyline Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“Three-Month LIBOR” means, with respect to any Series A Dividend Period, the offered rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series A Dividend Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the Series A Determination Date. If such rate does not appear on Telerate Page 3750 or if Telerate Page 3750 is not available on the Series A Determination Date, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of such Series A Dividend Period and in a Representative Amount are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Series A Calculation Agent, at approximately 11:00 a.m., London time, on the Series A Determination Date.

The Series A Calculation Agent will request the principal London office of each of such banks to provide a quotation of such rate (expressed as a percentage per annum). If at least two such quotations are provided, Three-Month LIBOR with respect to such Series A Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two such quotations are provided, Three-Month LIBOR with respect to such Series A Dividend Period will be determined on the basis of the rates quoted by three major banks in New York City selected by the Series A Calculation Agent, at approximately 11:00 a.m., New York City time, on the Series A Determination Date for loans in U.S. dollars in a Representative Amount to leading European banks for a three-month period commencing on the first day of such Series A Dividend Period. If at least two such quotations are provided, Three-Month LIBOR with respect to such Series A Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two such quotations are provided, Three-Month LIBOR for such Series A Dividend Period will be the same as Three-Month LIBOR as determined for the immediately previous Series A Dividend Period, or in the case of the first Series A Dividend Period, the most recent rate that could have been determined in accordance with the first sentence of this paragraph had Series A Preferred Stock been outstanding. The Series A Calculation Agent’s determination of Three-Month LIBOR and calculation of the amount of dividends for each Series A Dividend Period will be on file at the principal offices of the Corporation, will be made available to any holder of Series A Preferred Stock upon request and will be final and binding in the absence of manifest error.

“Voting Parity Stock” (i) with respect to Series A Preferred Stock, means Series A Preferred Stock, Series C Preferred Stock, Designated Preferred Stock, Series E Preferred Stock and each class or series of Preferred Stock that ranks on parity with Series A Preferred Stock as to payment of dividends and has voting rights similar to those described in Section 7(b)(v), (ii) with respect to Series C Preferred Stock, means Series A Preferred Stock, Series C Preferred Stock, Designated Preferred Stock, Series E Preferred Stock and each class or series of Preferred Stock that ranks on parity with Series C Preferred Stock as to payment of dividends and has voting rights similar to those described in Section 7(b)(v), and (iii) with respect to Series E Preferred Stock, means Series A Preferred Stock, Series C Preferred Stock, Designated Preferred Stock, Series E Preferred Stock and each class or series of Preferred Stock that ranks on parity with Series E Preferred Stock as to payment of dividends and has voting rights similar to those described in Section 7(b)(v).

Section 3. Series A Preferred Stock

(a) Designation of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock. A series of Preferred Stock shall be hereby designated “Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock” (hereinafter referred to as “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Series A Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock, in each case with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

(b) Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 140,000. Such number may from time to time be increased (but not in excess of the then total number of authorized and undesignated shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of Articles of Amendment pursuant to the provisions of the UBCA stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

(c) Dividends.

(i) Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available for the payment of dividends under the UBCA, non-cumulative cash dividends on the liquidation preference of $1,000 per share of Series A Preferred Stock, and no more, payable quarterly in arrears on the 15th day of March, June, September and December of each year commencing March 15, 2007; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable, a “Series A Dividend Payment Date”). The period from and including any Series A Dividend Payment Date to but excluding the next Series A Dividend Payment Date is a “Series A Dividend Period”; provided, however, that the first Series A Dividend Period shall be the period from and including the date of original issuance of Series A Preferred Stock to but excluding the next Series A Dividend Payment Date; provided, further, that if additional shares of Series A Preferred Stock are issued subsequently, the first Series A Dividend Period with respect to such shares shall be (A) if the date of such subsequent issuance is a Series A Dividend Payment Date, the period from and including such Series A Dividend Payment Date to but excluding the next Series A Dividend Payment Date and (B) if the date of such subsequent issuance is not a Series A Dividend Payment Date, the period from and including the most recent Series A Dividend Payment Date preceding the date of such subsequent issuance to but excluding the next Series A Dividend Payment Date. Dividends on each share of Series A Preferred Stock will be payable, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, on the liquidation preference of $1,000 per share at a rate per annum equal to the greater of (A) Three-Month LIBOR plus 0.520% or (B) 4.000%. The record date for payment of dividends on Series A Preferred Stock shall be the March 1, June 1, September 1 and December 1 immediately preceding the respective Series A Dividend Payment Date. The amount of dividends payable per share of Series A Preferred Stock on each Series A Dividend Payment Date shall be calculated by multiplying (A) the per annum rate described above in effect for the related Series A Dividend Period by (B) a fraction, the numerator of which shall be the actual number of days in such Series A Dividend Period and the denominator of which shall be 360, and by (C) $1,000. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears.

(ii) Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series A Preferred Stock on any Series A Dividend Payment Date are not declared and paid, in full or otherwise, on such Series A Dividend Payment Date, then such unpaid dividends shall not accrue or be payable and the Corporation shall have no obligation to pay dividends for such Series A Dividend Period, whether or not dividends on Series A Preferred Stock are declared for any future Series A Dividend Period.

(iii) Priority of Dividends. During any Series A Dividend Period, so long as any share of Series A Preferred Stock remains outstanding, unless dividends in an amount computed in accordance with Section 3(c)(i) for each share of Series A Preferred Stock as of the Series A Dividend Payment Date for the then-current Series A Dividend Period have been paid, or declared and funds set aside therefor, and the Corporation is not in default on its obligations to redeem any shares of Series A Preferred Stock that have been called for redemption, (A) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (B) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by the Corporation, and (C) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series A Preferred Stock and such Parity Stock, except by conversion into or exchange for Junior Stock. On any Series A Dividend Payment Date for which dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock for payment on such Series A Dividend Payment Date shall be declared on a proportionate basis. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock or Parity Stock from time to time out of any assets legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(d) Redemption.

(i) Optional Redemption. Series A Preferred Stock shall not be redeemable by the Corporation prior to December 15, 2011. On and after such date, the Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem in whole or in part the shares of Series A Preferred Stock at the time outstanding upon notice given as provided in Section 3(d)(ii) below. The redemption price for shares of Series A Preferred Stock shall be $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, through but not including the redemption date. Holders of Series A Preferred Stock shall not have any right to require the redemption or repurchase of any shares of Series A Preferred Stock.

(ii) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail to the holders of record of Series A Preferred Stock to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption (provided that, if depositary shares representing Series A Preferred Stock or Series A Preferred Stock are held in book-entry form through the DTC, the Corporation may give notice in any manner permitted by the DTC). Any notice mailed as provided in this Section 3(d)(ii) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state (A) the redemption date, (B) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (C) the redemption price, (D) the place or places where the certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the redemption price and (E) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(iii) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 3(d), the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(iv) Effectiveness of Redemption. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for the redemption have been set aside by the Corporation for the benefit of the holder of any shares of Series A Preferred Stock so called for redemption, separate and apart from its other assets, in trust, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation (the “Series A Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date (A) all shares so called for redemption shall cease to be outstanding, (B) all declared but unpaid dividends with respect to such shares shall cease to accrue, and (C) all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Series A Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Series A Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 4. Series C Preferred Stock

(a) Designation of 9.50% Series C Non-Cumulative Perpetual Preferred Stock. A series of Preferred Stock shall be hereby designated “9.50% Series C Non-Cumulative Perpetual Preferred Stock” (hereinafter referred to as “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock. Series C Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock in each case with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

(b) Number of Shares. The number of authorized shares of Series C Preferred Stock shall be 1,400,000. Such number may from time to time be increased (but not in excess of the then total number of authorized and undesignated shares of Preferred Stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of Articles of Amendment pursuant to the provisions of the

UBCA stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.

(c) Dividends.

(i) Rate. Holders of Series C Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available for the payment of dividends under the UBCA, non-cumulative cash dividends on the liquidation preference of $1,000 per share of Series C Preferred Stock, and no more, payable quarterly in arrears on the 15th day of March, June, September and December of each year commencing September 15, 2008; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable, a “Series C Dividend Payment Date”). The period from and including any Series C Dividend Payment Date to but excluding the next Series C Dividend Payment Date is a “Series C Dividend Period”; provided, however, that the first Series C Dividend Period shall be the period from and including the date of original issuance of Series C Preferred Stock to but excluding the next Series C Dividend Payment Date; provided, further, that if additional shares of Series C Preferred Stock are issued subsequently, the first Series C Dividend Period with respect to such shares shall be (A) if the date of such subsequent issuance is a Series C Dividend Payment Date, the period from and including such Series C Dividend Payment Date to but excluding the next Series C Dividend Payment Date and (B) if the date of such subsequent issuance is not a Series C Dividend Payment Date, the period from and including the most recent Series C Dividend Payment Date preceding the date of such subsequent issuance to but excluding the next Series C Dividend Payment Date.

Dividends on each share of Series C Preferred Stock will be payable, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, on the liquidation preference of $1,000 per share at a rate per annum equal to 9.50%.

The record date for payment of dividends on Series C Preferred Stock shall be the March 1, June 1, September 1 and December 1 immediately preceding the respective Series C Dividend Payment Date. The amount of dividends payable per share of Series C Preferred Stock on each Series C Dividend Payment Date shall be calculated by multiplying (A) the per annum rate described above in effect for the related Series C Dividend Period by (B) a fraction, the numerator of which shall be the actual number of days in such Series C Dividend Period and the denominator of which shall be 360, and by (C) $1,000. No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears.

(ii) Non-Cumulative Dividends. Dividends on shares of Series C Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series C Preferred Stock on any Series C Dividend Payment Date are not declared and paid, in full or otherwise, on such Series C Dividend Payment Date, then such unpaid dividends shall not accrue or be payable and the Corporation shall have no obligation to pay dividends for such Series C Dividend Period, whether or not dividends on Series C Preferred Stock are declared for any future Series C Dividend Period.

(iii) Priority of Dividends. During any Series C Dividend Period (other than the first Series C Dividend Period), so long as any share of Series C Preferred Stock remains outstanding, unless dividends in an amount computed in accordance with Section 4(c)(i) for each share of Series C Preferred Stock as of the Series C Dividend Payment Date for the then-current Series C Dividend Period have been paid, or declared and funds set aside therefor, and the Corporation is not in default on its obligations to redeem any shares of Series C Preferred Stock that have been called for redemption, (A) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (B) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by the Corporation, and (C) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series C Preferred Stock and such Parity Stock, except by conversion into or in exchange for Junior Stock. On any Series C Dividend Payment Date for which dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and any Parity Stock for payment on such Series C Dividend Payment Date shall be declared on a proportionate basis. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock or Parity Stock from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.

(d) Redemption.

(i) Optional Redemption. Series C Preferred Stock shall not be redeemable by the Corporation prior to September 15, 2013. On and after such date, the Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem in whole or in part the shares of Series C Preferred Stock at the time outstanding upon notice given as provided in

Section 4(d)(ii) below. The redemption price for shares of Series C Preferred Stock shall be $1,000 per share and an amount equal to the dividend for the then-current quarterly dividend period (whether or not declared but without accumulation of any undeclared dividends for prior periods) accrued to but excluding the date of redemption. Holders of Series C Preferred Stock shall not have any right to require the redemption or repurchase of any shares of Series C Preferred Stock.

(ii) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be mailed by first class mail to the holders of record of Series C Preferred Stock to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption (provided that, if depositary shares representing Series C Preferred Stock or Series C Preferred Stock are held in book-entry form through the DTC, the Corporation may give notice in any manner permitted by the DTC). Any notice mailed as provided in this Section 4(d)(ii) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice shall state (A) the redemption date, (B) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (C) the redemption price, (D) the place or places where the certificates for such shares of Series C Preferred Stock are to be surrendered for payment of the redemption price and (E) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(iii) Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series C Preferred Stock in proportion to the number of Series C Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 4(d), the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

(iv) Effectiveness of Redemption. If notice of redemption of any shares of Series C Preferred Stock has been duly given and if the funds necessary for the redemption have been set aside by the Corporation for the benefit of the holder of any shares of Series C Preferred Stock so called for redemption, separate and apart from its other assets, in trust, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the

Corporation or any duly authorized committee of the Board of Directors of the Corporation (the “Series C Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date (A) all shares so called for redemption shall cease to be outstanding, (B) all declared but unpaid dividends with respect to such shares shall cease to accrue, and (C) all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Series C Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Series C Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 5. Series E Preferred Stock

(a) Designation of Series E Fixed-Rate Resettable Non-Cumulative Perpetual Preferred Stock. A series of Preferred Stock shall be hereby designated “Series E Fixed-Rate Resettable Non-Cumulative Perpetual Preferred Stock” (hereinafter referred to as “Series E Preferred Stock”). Each share of Series E Preferred Stock shall be identical in all respects to every other share of Series E Preferred Stock. Series E Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock in each case with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

(b) Number of Shares. The number of authorized shares of Series E Preferred Stock shall be 250,000. Such number may from time to time be increased (but not in excess of the then total number of authorized and undesignated shares of Preferred Stock) or decreased (but not below the number of shares of Series E Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of Articles of Amendment pursuant to the provisions of the UBCA stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series E Preferred Stock.

(c) Dividends.

(i) Rate. Holders of Series E Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available for the payment of dividends under the UBCA, non-cumulative cash dividends on the liquidation preference of $1,000 per share of Series E Preferred Stock, and no more, payable quarterly in arrears on the 15th day of March, June, September and December of each year commencing September 15, 2010; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable, a “Series E Dividend Payment Date”). The period from and including any Series E Dividend Payment Date to but excluding the next Series E Dividend Payment Date is a “Series E Dividend Period”; provided, however, that the first Series E Dividend Period shall be the period from and including the date of original issuance of Series E Preferred Stock to but excluding the next Series E Dividend Payment Date; provided, further, that if additional shares of Series E Preferred Stock are issued subsequently, the first Series E Dividend Period with respect to such shares shall be (A) if the date of such subsequent issuance is a Series E Dividend Payment Date, the period from and including such Series E Dividend Payment Date to but excluding the next Series E Dividend Payment Date and (B) if the date of such subsequent issuance is not a Series E Dividend Payment Date, the period from and including the most recent Series E Dividend Payment Date preceding the date of such subsequent issuance to but excluding the next Series E Dividend Payment Date.

For each Series E Dividend Period commencing with the initial Series E Dividend Period up to and including the Series E Dividend Period ending on the day immediately preceding the initial Series E Redemption Date, the 2 Year Treasury Rate will be equal to 0.78% and the initial dividend rate will be equal to 11.00%. For all Series E Dividend Periods thereafter, the 2 Year Treasury Rate will be determined by the Series E Calculation Agent on a date no later than the Series E Calculation Date. Dividends on each share of Series E Preferred Stock will be payable, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, on the liquidation preference of $1,000 per share at a rate per annum equal to the 2-Year Treasury Rate plus 10.22%.

The record date for payment of dividends on Series E Preferred Stock shall be the March 1, June 1, September 1 and December 1 immediately preceding the respective Series E Dividend Payment Date. The amount of dividends payable per share of Series E Preferred Stock on each Series E Dividend Payment Date shall be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period of less than one month. The amount of dividends payable per share of Series E Preferred Stock on each Series E Dividend Payment Date for each full dividend period will be calculated by multiplying the per annum dividend rate in effect for that dividend period by 1/4, and multiplying the rate obtained by $1,000. No interest will be payable in respect of any dividend payment on shares of Series E Preferred Stock that may be in arrears.

(ii) Non-Cumulative Dividends. Dividends on shares of Series E Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series E Preferred Stock on any Series E Dividend Payment Date are not declared and paid, in full or otherwise, on such Series E Dividend Payment Date, then such unpaid dividends shall not accrue or be payable and the Corporation shall have no obligation to pay dividends for such Series E Dividend Period, whether or not dividends on Series E Preferred Stock are declared for any future Series E Dividend Period.

(iii) Priority of Dividends. During any Series E Dividend Period (other than the first Series E Dividend Period), so long as any share of Series E Preferred Stock remains outstanding, unless dividends in an amount computed in accordance with Section 5(c)(i) for each share of Series E Preferred Stock as of the Series E Dividend Payment Date for the then-current Series E Dividend Period have been paid, or declared and funds set aside therefor, and the Corporation is not in default on its obligations to redeem any shares of Series E Preferred Stock that have been called for redemption, (A) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (B) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by the Corporation, and (C) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series E Preferred Stock and such Parity Stock, except by conversion into or in exchange for Junior Stock. On any Series E Dividend Payment Date for which dividends are not paid in full upon the shares of Series E Preferred Stock and any Parity Stock, all dividends declared upon shares of Series E Preferred Stock and any Parity Stock for payment on such Series E Dividend Payment Date shall be declared on a proportionate basis. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock or Parity Stock from time to time out of any assets legally available therefor, and the shares of Series E Preferred Stock shall not be entitled to participate in any such dividend.

(d) Redemption.

(i) Optional Redemption. Series E Preferred Stock shall not be redeemable by the Corporation prior to June 15, 2012. On such date and every second anniversary thereafter ((hereinafter referred to as a “Series E Redemption Date”), the Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem in whole or in part the shares of Series E Preferred Stock at the time outstanding upon notice given as provided in Section 5(d)(ii) below. The redemption price for shares of Series E Preferred Stock shall be $1,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, through but not including the Series E Redemption Date; provided, however, if any such day is not a Business Day, then any shares called for redemption will be redeemed on the next succeeding day that is a Business Day and any payment otherwise payable on the Series E Redemption Date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay). Holders of Series E Preferred Stock shall not have any right to require the redemption or repurchase of any shares of Series E Preferred Stock.

(ii) Notice of Redemption. Notice of every redemption of shares of Series E Preferred Stock shall be mailed by first class mail to the holders of record of Series E Preferred Stock to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption (provided that, if depositary shares representing Series E Preferred Stock or Series E Preferred Stock are held in book-entry form through the DTC, the Corporation may give notice in any manner permitted by the DTC). Any notice mailed as provided in this Section 5(d)(ii) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series E Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E Preferred Stock. Each notice shall state (A) the redemption date, (B) the number of shares of Series E Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (C) the redemption price, (D) the place or places where the certificates evidencing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price and (E) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(iii) Partial Redemption. In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares of Series E Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series E Preferred Stock in proportion to the number of Series E Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 5(d), the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series E Preferred Stock shall be redeemed from time to time.

(iv) Effectiveness of Redemption. If notice of redemption of any shares of Series E Preferred Stock has been duly given and if the funds necessary for the redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, separate and apart from its other assets, in trust, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation (the “Series E Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date (A) all shares so called for redemption shall cease to be outstanding, (B) all declared but unpaid dividends with respect to such shares shall cease to accrue, and (C) all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Series E Depositary Company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Series E Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 6. Fixed Rate Cumulative Perpetual Preferred Stock, Series D.

(a) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series D” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 1,400,000.

(b) Definitions. Notwithstanding Section 2 of this Article VIII, the following terms, when used in this Section 6, have the meaning given to them below:

“Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Amendment” means this Amendment, as it may be amended from time to time.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

“Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

“Common Stock” means the common stock, without par value, of the Corporation.

“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

“Dividend Period” has the meaning set forth in Section 6(e)(i).

“Dividend Record Date” has the meaning set forth in Section 6(e)(i).

“Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

“Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

“Liquidation Preference” has the meaning set forth in Section 6(f)(i).

“Minimum Amount” means $350,000,000.

“Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

“Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s Series A Preferred Stock and Series C Preferred Stock.

“Preferred Director” has the meaning set forth in Section 6(i)(ii).

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

“Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

“Share Dilution Amount” has the meaning set forth in Section 6(e)(ii).

“Signing Date” means November 14, 2008.

“Successor Preferred Stock” has the meaning set forth in Section 6(g)(i).

“Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 6(i)(i) and 6(i)(ii) of these Articles of Amendment, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

(c) Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

(d) General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 6(g) of these Articles of Amendment. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

(e) Dividends.

(i) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend

Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 6(e) (subject to the other provisions of the Articles of Amendment).

(ii) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 6(e)(i) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 6(e)(i) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(f) Liquidation Rights.

(i) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 6(e)(i) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(ii) Partial Payment. If in any distribution described in Section 6(f)(i) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(iii) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(iv) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6(f), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(g) Redemption.

(i) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 6(g)(iii) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 6(e)(i) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 6(g)(iii) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 6(e)(i) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase

Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 6(e) above.

(ii) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(iii) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(iv) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(v) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(vi) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

(h) Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

(i) Voting Rights.

(i) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(ii) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the

Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 6(e)(i) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(iii) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(A) Authorization of Senior Stock. Any amendment or alteration of the Articles of Amendment for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(B) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Amendment for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 6(i)(iii)(C) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(C) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 6(i)(iii), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(iv) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 6(i)(iii) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6(g) above.

(v) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the

Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

(j) Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

(k) Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Articles of Amendment, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

(l) No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(m) Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

(n) Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 7. General Terms of Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock

(a) Liquidation Rights.

(i) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, holders of Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock shall be entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of the holders of any class or series of securities ranking senior to Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock, as the case may be, before any distribution of assets of the Corporation is made to the holders of Junior Stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series A Preferred Stock, the holders of Series C Preferred Stock and the holders of Series E Preferred Stock shall not be entitled to any other amounts from the Corporation after such holders have received their full liquidating distribution.

(ii) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any declared and unpaid dividends to the date of liquidation to all holders of Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and any Parity Stock, the amounts paid to the holders of Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and all Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences plus any declared and unpaid dividends of Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and all such Parity Stock to the date of liquidation.

(iii) Residual Distributions. If the liquidation preference plus any declared and unpaid dividends to the date of liquidation has been paid in full to all holders of Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(iv) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 7(a), the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock, as the case may be, receive cash, securities or property for their shares, or the sale, lease or exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation for cash, securities or other property shall not constitute a voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation.

(b) Voting Rights. The holders of Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and as provided in this Section 7(b). Each holder of Series A Preferred Stock, each holder of Series C Preferred Stock and each holder of Series E Preferred Stock will have one vote per share on any matter in which holders of such shares are entitled to vote, including when acting by written consent.

The voting rights of the holders of Series A Preferred Stock provided in this Section 7(b) shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside in accordance with Section 3(d)(iv).

The voting rights of the holders of Series C Preferred Stock provided in this Section 7(b) shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside in accordance with Section 4(d)(iv).

The voting rights of the holders of Series E Preferred Stock provided in this Section 7(b) shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside in accordance with Section 5(d)(iv).

(i) Supermajority Voting Rights – Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and any Parity Stock that is Preferred Stock at the time outstanding, voting together as a class, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking senior to the shares of Series A Preferred Stock, Series C Preferred Stock, or Series E Preferred Stock, as the case may be, with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Corporation.

(ii) Supermajority Voting Rights for Series A Preferred Stock – Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of Series A Preferred Stock at the time outstanding voting separately as a class, shall be required to authorize any amendment of the Articles of Incorporation or of any articles of amendment creating Series A Preferred Stock or any other series of Preferred Stock, as the case may be, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole; provided, however, that the following shall be deemed not to materially and adversely affect any power, preference or right of Series A Preferred Stock: (A) any increase in the amount of the authorized or issued shares of Series A Preferred Stock or the amount of the authorized shares of Common Stock or Preferred Stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Common

Stock or other equity securities ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation; (B) any change to the number of directors or classification of or number of classes of directors of the Corporation; and (C) the occurrence of a merger or consolidation involving the Corporation, so long as any of the shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as Series A Preferred Stock, taking into account that upon the occurrence of this event the Corporation may not be the surviving entity.

(iii) Supermajority Voting Rights for Series C Preferred Stock – Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of Series C Preferred Stock at the time outstanding voting separately as a class, shall be required to authorize any amendment of the Articles of Incorporation or of any articles of amendment creating Series C Preferred Stock or any other series of Preferred Stock, as the case may be, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of Series C Preferred Stock, taken as a whole; provided, however, that the following shall be deemed not to materially and adversely affect any power, preference or right of Series C Preferred Stock: (A) any increase in the amount of the authorized or issued shares of Series C Preferred Stock or the amount of the authorized shares of Common Stock or Preferred Stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Common Stock or other equity securities ranking equally with and/or junior to Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation; (B) any change to the number of directors or classification of or number of classes of directors of the Corporation; and (C) the occurrence of a merger or consolidation involving the Corporation, so long as any of the shares of Series C Preferred Stock remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as Series C Preferred Stock, taking into account that upon the occurrence of this event the Corporation may not be the surviving entity.

(iv) Supermajority Voting Rights for Series E Preferred Stock – Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66 2/3% of all of the shares of Series E Preferred Stock at the time outstanding voting separately as a class, shall be required to authorize any amendment of the Articles of Incorporation or of any articles of amendment creating Series E Preferred Stock or any other series of Preferred Stock, as the case may be, whether by merger, consolidation or otherwise, so as to materially and adversely affect the powers, preferences, privileges or rights of Series E Preferred Stock, taken as a whole; provided, however, that the following shall be deemed not to materially and adversely affect any power, preference or right of Series E Preferred Stock: (A) any increase in the amount of the authorized or issued shares of Series E Preferred Stock or the amount of the authorized shares of Common Stock or Preferred Stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of Common Stock or other equity securities ranking equally with and/or junior to Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation; (B) any change to the number of directors or classification of or number of classes of directors of the Corporation; and (C) the occurrence of a merger or consolidation involving the Corporation, so long as any of the shares of Series E Preferred Stock remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as Series E Preferred Stock, taking into account that upon the occurrence of this event the Corporation may not be the surviving entity.

(v) Special Voting Right.

(A) Voting Right. If and whenever dividends on Series A Preferred Stock, Series C Preferred Stock, Series E Preferred Stock or any other class or series of Voting Parity Stock have not been declared and paid in an aggregate amount at least equal as to any such class or series, to the amount of dividends payable on such class and series at its respective stated dividend rate for a period of six quarterly dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the number of directors then constituting the Board of Directors of the Corporation shall be increased by two. Holders of all classes and series of any Voting Parity Stock as to which a Nonpayment exists (including, if applicable, Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock) will be entitled to vote together as a single class for the election of the two additional members of the Corporation’s Board of Directors (the “Preferred Directors”), provided that the election of such directors must not cause the Corporation to violate the listing standards of the Nasdaq Stock Market (or other exchange on which the Corporation’s securities may be listed) or the rules and regulations of any other regulatory or self-regulatory body. At no time will the Corporation’s Board of Directors include more than two Preferred Directors.

(B) Election. The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Voting Parity Stock with respect to which a Nonpayment exists (including, if applicable, Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock), called as provided herein. In the event of a Nonpayment, the Secretary of the Corporation, upon the written request of any holder of record of at least 20% of the outstanding shares of any Voting Parity Stock with respect to which a Nonpayment exists (including, if applicable, Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock) addressed to the Secretary at the Corporation’s principal office, must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a special meeting of the holders of all Voting Parity Stock with respect to which a Nonpayment exists for the election of the Preferred Directors to be elected by them as provided in Section 7(b)(v)(C) below. So long as these voting rights granted pursuant to Section 7(b)(v)(A) have not ceased, holders of any and all Voting Parity Stock with respect to which a Nonpayment exists (including, if applicable, Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock), voting together as a single class, will continue to elect such directors at each subsequent annual meeting. The Preferred Directors shall each be entitled to one vote per director on any matter.

(C) Notice for Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the shareholders. If the Secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series A Preferred Stock, any holder of Series C Preferred Stock or any holder of Series E Preferred Stock may (at our expense) call such meeting, upon notice as provided in this Section 7(b)(v)(C), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated or removed pursuant to Section 7(b)(v)(D).

(D) Termination; Removal; Vacancy. If and when full dividends have been paid for at least four quarterly dividend periods following a Nonpayment on any class or series of Voting Parity Stock with respect to which a Nonpayment exists or existed, the voting right granted pursuant to Section 7(b)(v)(A) will cease with respect to that class or series (subject to revesting in the event of each subsequent Nonpayment). If and when full dividends have been paid for at least four quarterly dividend periods on all classes and series of Voting Parity Stock as to which a Nonpayment exists or existed, the terms of office of the Preferred Directors will immediately terminate and the number of directors constituting the Board of Directors of the Corporation will be automatically decreased by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of all classes and series of Voting Parity Stock with respect to which a Nonpayment then exists voting together as a single class. So long as the voting rights granted pursuant to Section 7(b)(v)(A) remain in effect, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office or, if none remains in office, by the vote or consent of the holders of record of a majority of the outstanding shares of all classes and series of Voting Parity Stock with respect to which a Nonpayment then exists voting together as a single class, with the successor to serve until the next annual meeting of shareholders.

(c) Conversion; Exchange. The holders of Series A Preferred Stock, the holders of Series C Preferred Stock and the holders of Series E Preferred Stock shall not have any rights to convert such Series A Preferred Stock, Series C Preferred Stock or

Series E Preferred Stock, respectively, into, or exchange such Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock for, shares of any other class of capital stock of the Corporation.

(d) Other Issuances. Notwithstanding anything set forth in the Articles of Incorporation or the Articles of Amendment establishing the rights and preferences of Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock to the contrary, the Board of Directors of the Corporation, or any authorized committee of the Board of Directors of the Corporation, without the vote or consent of the holders of Series A Preferred Stock, the holders of Series C Preferred Stock or the holders of Series E Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7(b), any class of securities ranking senior to Series A Preferred Stock, Series C Preferred Stock or Series E Preferred Stock as to the payment of dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation.

(e) Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series A Preferred Stock, Series C Preferred Stock and Series E Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

(f) Unissued or Reacquired Shares. Shares of Series A Preferred Stock, shares of Series C Preferred Stock and shares of Series E Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

(g) No Sinking Fund. Shares of Series A Preferred Stock, shares of Series C Preferred Stock and shares of Series E Preferred Stock are not subject to the operation of a sinking fund.

The undersigned does hereby acknowledge, under penalties of perjury, that this document is the act and deed of the Corporation, and that the facts herein stated are true.

DATED this 14th day of June 2010.

ZIONS BANCORPORATION

By:	/s/ Thomas Laursen
Name: Thomas Laursen
Title: General Counsel

[Articles of Amendment]